UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14A-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No. )

☒	Filed by the Registrant

☐	Filed by a Party other than the Registrant

Check the appropriate box

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Under §240.14a-12

BAKER HUGHES COMPANY

(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required.

☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

Dear Shareholder,

This proxy supplement (the “Supplement”) updates our Notice of 2025 Annual Meeting of Shareholders and definitive proxy statement of Baker Hughes Company (the “Company”), filed with the Securities and Exchange Commission on March 31, 2025 (the “Proxy Statement”) and is being furnished to shareholders of the Company in connection with the solicitation of proxies by the Company’s Board of Directors (the “Board”) for use at the 2025 Annual Meeting of Shareholders (the “Annual Meeting”) to be held at 8:00 a.m., CDT, on May 20, 2025, virtually via live webcast at www.proxydocs.com/bakerhughes.

This Supplement is being filed with the Securities and Exchange Commission and is being made available to stockholders on or about April 23, 2025. Except for the updated information set forth herein, this Supplement does not modify or supplement the Proxy Statement in any manner. This Supplement should be read in conjunction with the Proxy Statement and the Company’s 2024 Annual Report to Shareholders as each contains information that is important to your decisions in voting at the Annual Meeting.

On April 23, 2025, we announced that Ilham Kadri will not stand for election as a director of Baker Hughes at the Annual Meeting. Dr. Kadri informed the Board on April 21, 2025 that, in light of the heightened commitments associated with her executive responsibilities amid the current macroeconomic climate, she has decided to withdraw her acceptance of her appointment to the Board. The Board initially appointed Dr. Kadri to serve as a director on the Board on March 28, 2025, effective with a term beginning May 1, 2025, as disclosed on the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on March 31, 2025. Accordingly, Dr. Kadri will no longer join the Board on May 1, 2025 and will not stand for election as a director nominee at the Annual Meeting and, upon conclusion of the Annual Meeting, the size of the Board will be nine members. Dr. Kadri’s decision is not the result of any disagreement with the Company or its management on any matter relating to the Company’s operations, policies or practices.

Thank you for your participation and continued support.

Additional Information Regarding Voting

Although Dr. Kadri will now not stand for election as a director at the Annual Meeting, we will not distribute or issue a new proxy card or voting instruction form to omit Dr. Kadri as a nominee for election as a director at the Annual Meeting. If you have already returned your proxy or provided voting instructions, you do not need to take any action unless you wish to change your vote. Proxies received with instructions to vote for the election of Dr. Kadri to the Board will not be voted with respect to her election, but will continue to be voted as directed or otherwise as set forth therein and described in the Proxy Statement with respect to all other matters properly brought before the Annual Meeting. If you have not yet returned your WHITE proxy card or submitted your voting instructions, please complete the WHITE proxy card or submit instructions disregarding Dr. Kadri’s name as a nominee for election to the Board. Information regarding how to vote your shares, or revoke your proxy or voting instructions, is available in the Proxy Statement.